                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2



                   Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*





                       AMERICAN COIN MERCHANDISING, INC.
                   -----------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)

                                02516B 10 8
                   -----------------------------------------
                               (CUSIP Number)





         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages

CUSIP NO.  02516B 10 8               13G                   PAGE  2  OF 6  PAGES



1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


     Richard D. and Melinda K. Jones

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA


                    5    SOLE VOTING POWER


                         168,079

   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY              335,544 Shares Held Jointly
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH
                         168,079

                    8    SHARED DISPOSITIVE POWER


                         335,544 Shares Held Jointly

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



       503,623

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     7.80%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer:  American Coin Merchandising, Inc.



           (b).    Address of Issuer's Principal Executive Offices:



                                    5660 Central Avenue
                                    Boulder, CO 80301


Item 2.    (a).    Name of Person Filing:

                                    Richard D. and Melinda K. Jones


           (b).    Address of Principal Business Office:


                                    c/o American Coin Merchandising, Inc.
                                    5660 Central Avenue
                                    Boulder, CO 80301





                              Page 3 of 6 Pages

Item 2.    (c).    Citizenship:  USA




           (d).    Title of Class of Securities:

                                 Common Stock

           (e).    CUSIP Number:

                                 02516B 10 8

Item 3. This statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

                                 Not Applicable

Item 4.            Ownership.


           (a).    Amount Beneficially Owned    503,623



           (b).    Percent of Class:  7.80%



           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote

                            168,079

                   (ii)     shared power to vote or to direct the vote

                            335,544 Shares Held Jointly

                   (iii)    sole power to dispose or to direct the
                            disposition of

                            168,079

                   (iv) shared power to dispose or to direct the disposition of

                            335,544 Shares Held Jointly






                              Page 4 of 6 Pages

Item 5.            Ownership of Five Percent or Less of a Class:

                   Not Applicable



Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Not Applicable


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable



Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable






                              Page 5 of 6 Pages

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   Not Applicable

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                      By:  /s/ RICHARD D. AND MELINDA K. JONES
                                           -----------------------------------
                                           Title:






Dated:  February 12, 1998





                               Page 6 of 6 Pages